                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               NORDSTROM. INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

Nordstrom logo

April 10, 2000

DEAR SHAREHOLDERS:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders on Tuesday, May 16, 2000, at 11:00 a.m., Pacific Daylight Time, at the Westin Hotel, Grand Ballroom, 1900 Fifth Avenue, Seattle, Washington, 98101.

In addition to the matters described in the Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to you as a Shareholder.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please sign and return the enclosed Proxy in the envelope provided. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent your Proxy.

I hope you will be able to join us and we look forward to seeing you in Seattle.

Sincerely yours,

/s/ JOHN J. WHITACRE
John J. Whitacre
Chairman of the Board of Directors
and Chief Executive Officer

NORDSTROM, INC.
1617 SIXTH AVENUE
SEATTLE, WASHINGTON
98101-1742

NOTICE OF ANNUAL
MEETING OF
SHAREHOLDERS          To the Shareholders of
                      Nordstrom, Inc.:

                      The Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 16, 2000, at 11:00 a.m., Pacific Daylight Time, at the Westin Hotel, Grand Ballroom, 1900 Fifth Avenue, Seattle, Washington, 98101 for the following purposes:

                      1. To elect 10 directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

                      2. To approve the Company's Employee Stock Purchase Plan;

                      3. To approve an amendment to the Company's 1997 Stock Option Plan;

                      4. To ratify the appointment of auditors;

                      5. To vote on a Shareholder proposal relating to vendor standards compliance mechanisms; and

                      6. To transact such other business as may properly come before the meeting and any adjournment thereof.

                      Holders of shares of Common Stock of record at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the meeting.

                      Shareholders are cordially invited to attend the meeting in person.

                       By order of the Board of Directors,

                       /s/ N. CLAIRE STACK
                       N. Claire Stack
                       Secretary

                       Seattle, Washington
                       April 10, 2000

                         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT
APPROXIMATE
MAILING DATE:
APRIL 10, 2000        This Proxy Statement is furnished to the Shareholders of
                      Nordstrom, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May
                      16, 2000 and any adjournment thereof. If the enclosed
                      Proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing (such notification to be directed to the Company's offices at 1617 Sixth Avenue, Seattle, Washington, 98101-1742). Each
                      Proxy will be voted for Proposals 1, 2, 3 and 4, and against Proposal 5, and may be voted on such other matters as may properly come before the meeting if no contrary instruction is indicated on the Proxy.

                      There were 130,802,550 shares of Common Stock, the only security of the Company entitled to vote at the meeting, outstanding as of March 20, 2000, which is the record date for the Annual Meeting of Shareholders. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 20, 2000. Under Washington law and the Company's Articles of Incorporation, a quorum consisting of a majority of the shares eligible to vote must be represented in person or by proxy to elect directors and to transact any other business that may properly come before the meeting. For election of directors, the nominees elected will be those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected. Any action other than a vote for a nominee will have the effect of voting against the nominee. The Employee Stock Purchase Plan and the amendment to the Company's 1997 Stock Option Plan will be approved, the appointment of auditors will be ratified, and the Shareholder proposal will pass if the votes cast in favor of the respective proposal exceed the votes cast against it. Abstentions and nonvotes by brokers will have no effect since such actions do not represent votes cast by Shareholders.

SECURITY OWNERSHIP OF            The following table sets forth, as of March 20, 2000, the
CERTAIN BENEFICIAL               number of shares of Common Stock held by beneficial owners
OWNERS AND                       of more than five percent of the Company's Common Stock, by
MANAGEMENT                       directors and nominees, by the executive officers named in the Summary Compensation Table on page 8, and by all
                                 directors and executive officers of the Company as a group:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              Amount and
                                                              Nature of
                                                              Beneficial        Percent
                  Name of Beneficial Owner                    Ownership         of Class
----------------------------------------------------------------------------------------
ELMER AND KATHARINE NORDSTROM                                 12,476,552(a)       9.54%
  FAMILY INTERESTS, L.P.
  c/o 1617 Sixth Avenue
  Seattle, Washington 98101-1742
BRUCE A. NORDSTROM                                            10,789,717(b)(c)    8.25%
  c/o 1617 Sixth Avenue
  Seattle, Washington 98101-1742
D. WAYNE GITTINGER                                            10,478,924(b)(d)    8.02%
  1420 Fifth Avenue, Suite 4100
  Seattle, Washington 98101
DODGE & COX                                                    6,665,940(e)       5.09%
  One Sansome St., 35th Floor
  San Francisco, California 94101
JOHN N. NORDSTROM                                              3,915,294(b)(f)    2.99%
BLAKE W. NORDSTROM                                               973,069(g)           *
JOHN A. MCMILLAN                                                 267,147              *
MICHAEL A. STEIN                                                 205,501(h)           *
JOHN J. WHITACRE                                                 118,640(i)           *
ROBERT J. MIDDLEMAS                                               53,142(j)           *
GAIL A. COTTLE                                                    38,953(k)           *
WILLIAM D. RUCKELSHAUS                                            15,327              *
ALFRED E. OSBORNE, JR.                                             8,177(l)           *
ANN D. MCLAUGHLIN                                                  5,327              *
BRUCE G. WILLISON                                                  4,815(m)           *
ENRIQUE HERNANDEZ, JR.                                             3,249(n)           *
Directors and executive officers as a group (29 persons)      45,546,928(o)      34.82%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* Does not exceed 1% of the Company's outstanding Common Stock.
(a) The general partners of this partnership are Katharine J. Nordstrom, The Elected Marital Trust under the Will of Elmer J. Nordstrom (John N. Nordstrom, trustee), the James F. Nordstrom Interests, L.P., and the John N. Nordstrom Interests, L.P. The general partners of the James F. Nordstrom Interests, L.P. are Sally A. Nordstrom, the Estate of James F. Nordstrom (Sally A. Nordstrom, personal representative), J. Daniel Nordstrom and William E. Nordstrom, and the general partners of the John N. Nordstrom Interests, L.P. are John N. Nordstrom, Sally B. Nordstrom, and James A. Nordstrom. Each of these entities and individuals are deemed to beneficially own the shares held by the Elmer and Katharine Nord-strom Family Interests, L.P. Each of the general partners disclaim beneficial ownership of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. that exceed the greater of their proportionate interest in their respective profits or capital account in the partnerships.
(b) Does not include 160,000 shares held by a corporation, of which the director or his spouse owns a one-eighth beneficial interest.
(c) Includes 78,388 shares held by his wife individually; and 4,235,280 shares held by trusts, of which he is a trustee and beneficiary. Does not include 3,494,964 shares held by trusts, of which he is co-trustee.
(d) Includes 6,932,146 shares held by his wife individually; 707 shares held by her as a participant in the Company's 401(k) Plan; 777,600 shares held by a trust, of which she is a trustee and beneficiary; and 2,750,760 shares held by a trust, of which she is the beneficiary. Does not include 206,896 shares held by trusts of which he is a trustee.
(e) Based on an amended Schedule 13G filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), which indicates that Dodge & Cox has sole dispositive power with respect to all of these shares, sole voting power with respect to 6,027,040 shares, and shared voting power with respect to 55,900 shares.
(f) Includes 161,610 shares held by his wife; 4,012 shares held by trusts, of which he is the trustee; and 2,780,000 shares held by the John N. Nordstrom Interests, L.P., of which he is a general partner. John N. Nordstrom disclaims beneficial ownership of the shares held by the John N. Nordstrom Interests, L.P. that exceed the greater of his proportionate interest in his profits or capital account in the partnership. Does not include any of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P., of which he is deemed a beneficial owner.
(g) Includes 18,312 shares held by his wife individually; 21,881 shares held by trusts, of which he is a trustee; 80,994 shares which may be acquired under the 1987 and 1997 Stock Option Plans; and 1,442 shares held by him in the Company's 401(k) Plan.
(h) Includes 144,000 shares of restricted stock; and 37,466 shares, which may be acquired under the 1997 Stock Option Plan.
(i) Includes 107,280 shares, which may be acquired under the 1987 and 1997 Stock Option Plans; and 7,358 shares held by him as a participant in the Company's 401(k) Plan.
(j) Includes 48,746 shares, which may be acquired under the 1987 and 1997 Stock Option Plans; and 4,394 shares held by him as a participant in the Company's 401(k) Plan.
(k) Includes 38,951 shares, which may be acquired under the 1987 and 1997 Stock Option Plans.
(l) Includes 600 shares held by his wife; 150 shares held by his wife for benefit of child; and 400 shares held by a corporation, of which he is the sole shareholder.
(m) Represents shares held by a trust, of which he and his spouse are trustees and beneficiaries.
(n) Includes 2,000 shares held by a trust, of which he and his spouse are trustees and beneficiaries.
(o) Includes the 12,476,552 shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. Also includes the 1,330,000 shares held by the James F. Nordstrom Interests, L.P. and the 2,780,000 shares held by the John N. Nordstrom Interests, L.P.

The directors and executive officers shown in the table disclaim beneficial interest in any shares held solely as custodian or trustee, and all shares held by their spouses and immediate family members.

PROPOSAL 1:
ELECTION OF DIRECTORS Ten directors will be elected at the Annual Meeting of
                      Shareholders, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. Unless otherwise instructed by the Shareholder, the persons named in the enclosed Proxy intend to vote for the election of the persons listed in this Proxy Statement. All of the nominees are currently directors of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the Proxy may be voted for a person to be selected by the Board of Directors of the Company.

                      NOMINEES

                      Information related to the director nominees is set forth below:

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                 Principal Occupation and Business             Director
Name and Age                                       Experience for Past Five Years               Since
-------------------------------------------------------------------------------------------------------
D. WAYNE GITTINGER                     Partner in the law firm of Lane Powell Spears Lubersky   1971
  Age 67(a)(b)                           LLP
ENRIQUE HERNANDEZ, JR.                 Chairman and Chief Executive Officer of Inter-Con        1997
  Age 44(c)                              Security Systems, Inc., a California-based worldwide
                                         security and facility support services provider;
                                         co-founder and principal partner, Interspan
                                         Communications, a television broadcasting company
                                         serving Spanish-speaking audiences
ANN D. MCLAUGHLIN                      Chairman of the Aspen Institute, Washington, D.C. and    1992
  Age 58(d)                              Aspen, Colorado, an international, nonprofit,
                                         educational and public policy organization dedicated
                                         to serving leaders throughout the world (formerly
                                         Vice Chairman of the Aspen Institute; President of
                                         the Federal City Council; President and Chief
                                         Executive Officer of New American Schools
                                         Development Corporation; Visiting Fellow of the
                                         Urban Institute)
JOHN A. MCMILLAN                       Retired (formerly Co-Chairman of the Board of            1966
  Age 68(e)                              Directors of the Company)
BRUCE A. NORDSTROM                     Retired (formerly Co-Chairman of the Board of            1966
  Age 66(b)                              Directors of the Company)
JOHN N. NORDSTROM                      Retired (formerly Co-Chairman of the Board of            1966
  Age 62(b)                              Directors of the Company)
ALFRED E. OSBORNE, JR.                 Director of the Harold Price Center for                  1987
  Age 55(f)                              Entrepreneurial Studies and Associate Professor of
                                         Business Economics, The Anderson School at UCLA

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                 Principal Occupation and Business             Director
Name and Age                                       Experience for Past Five Years               Since
-------------------------------------------------------------------------------------------------------
WILLIAM D. RUCKELSHAUS                 A Principal in Madrona Investment Group, L.L.C., a       1985
  Age 67(g)                              Washington-based private investment firm (formerly
                                         Chairman and Chief Executive Officer of
                                         Browning-Ferris Industries, Inc.)
JOHN J. WHITACRE                       Chairman of the Board of Directors and Chief Executive   1995
  Age 47                                 Officer of the Company (formerly Co-Chairman of the
                                         Board of Directors of the Company)
BRUCE G. WILLISON                      Dean of the Anderson School at UCLA, formerly            1998
  Age 51(h)                              President and Chief Operating Officer of H.F.
                                         Ahmanson & Company, a California-headquartered
                                         thrift holding company and Home Savings of America,
                                         a full-service consumer bank, also headquartered in
                                         California. H.F. Ahmanson was the parent company
                                         Home Savings of America.
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(a) Mr. Gittinger is a partner in the law firm of Lane Powell Spears Lubersky LLP, which rendered legal services to the Company during the 1999 fiscal year.
(b) Bruce A. Nordstrom is a brother-in-law of D. Wayne Gittinger and a cousin of John N. Nordstrom. Mr. Bruce A. Nordstrom's sons are Blake W. Nordstrom, Erik B. Nordstrom, and Peter E. Nordstrom, all of whom are Executive Vice Presidents of the Company. Mr. John N. Nordstrom's son is James A. Nordstrom, a former Co-President of the Company, and nephews are J. Daniel Nordstrom, President of Nordstrom.com, LLC, and William E. Nordstrom, Executive Vice President of the Company. J. Daniel and William E. Nordstrom are brothers.
(c) Mr. Hernandez is also a director of California Healthcare Foundation, ICSS Holding Corp., McDonald's Corporation, and Washington Mutual, Inc.
(d) Ms. McLaughlin, a former U.S. Secretary of Labor, is also a director of AMR Corporation, Donna Karan International, Fannie Mae, General Motors Corporation, Harman International Industries, Inc., Host Marriott Corporation, Kellogg Company, Microsoft Corporation, and Vulcan Materials Company.
(e) Mr. McMillan is also a director of Plenum Communications.
(f) Dr. Osborne is also a director of The Times Mirror Company, and K2, Inc., and is also a trustee of the WM Group of Funds, and First Pacific Advisors New Income and Capital Funds, and an independent general partner of Technology Funding Venture Partners V.
(g) Mr. Ruckelshaus is also a director of Coinstar, Inc., Cummins Engine Company, Monsanto Company, Solutia Inc., and Weyerhaeuser Company. He was also a director of the Company from 1978 to 1983.
(h) Mr. Willison is also a director of Housing and Commercial Bank, Korea, the Los Angeles Urban League, the United Way of Greater Los Angeles, and the Los Angeles Sports Council.

The Board of Directors recommends a vote FOR each of the nominees listed in the table.

BOARD OF DIRECTORS
AND COMMITTEES        The Board of Directors maintains an Audit Committee, a
                      Compensation and Stock Option Committee, and a Corporate
                      Governance and Nominating Committee. These committees do not have formal meeting schedules, but are required to meet at least once each year. During the past year, there were seven meetings of the Board of Directors, four meetings of the Audit Committee, six meetings of the Compensation and Stock Option Committee, and five meetings of the Corporate Governance and Nominating Committee.
                      Enrique Hernandez, Jr. attended seventy percent of the aggregate of the meetings of the Board of Directors and the meetings of the committees of the Board on which he served.

                      Current members of the Audit Committee are Ann D. McLaughlin, Chair, Enrique Hernandez, Jr., Alfred E. Osborne, Jr., William D. Ruckelshaus, Elizabeth Crownhart Vaughan, and Bruce G. Willison. The Audit Committee is responsible for recommending the Company's independent auditors. This Committee meets periodically with the independent auditors, as well as with management and the internal auditors, to review accounting, auditing, internal accounting controls, and financial reporting matters. The independent auditors and the internal auditors also meet privately with the Audit Committee.

                      Current members of the Compensation and Stock Option Committee are William D. Ruckelshaus, Chair, Enrique Hernandez, Jr., Ann D. McLaughlin, Alfred E. Osborne, Jr., and Elizabeth Crownhart Vaughan. The Compensation and Stock Option Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's stock option plans.

                      Current members of the Corporate Governance and Nominating Committee are D. Wayne Gittinger, Chair, Ann D. McLaughlin, Alfred E. Osborne, Jr., William D. Ruckelshaus, and Elizabeth Crownhart Vaughan. The Corporate Governance and Nominating Committee is primarily responsible for recommending director nominees to the Company's Board of Directors. The Committee will consider recommendations by Shareholders for vacancies on the Board. Suggestions may be submitted to the Company's Secretary.

COMPENSATION OF
EXECUTIVE OFFICERS IN
THE YEAR ENDED
JANUARY 31, 2000      SUMMARY COMPENSATION TABLE
                      The following table summarizes compensation paid or
                      accrued by the Company for services rendered by the
                      Chairman of the Board of Directors and Chief Executive
                      Officer, and four Executive Vice Presidents of the Company for the periods indicated:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Annual Compensation                         Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------
                                                                         Value of
                                                                        Restricted
                         Fiscal                         Other Annual   Stock Awards/    Number
  Name and Principal      Year                          Compensation    Performance    of Stock      All Other
       Position           (b)       Salary    Bonus         (c)          Shares(d)     Options    Compensation(e)
-----------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE          1999     $625,000        $0      $18,855        $731,243      55,450        $13,719
CHAIRMAN OF THE BOARD     1998     $490,000  $805,000      $20,500        $562,513     145,776        $14,933
OF DIRECTORS AND CHIEF    1997     $365,000  $245,791      $19,187              $0       8,760        $14,373
EXECUTIVE OFFICER
-----------------------------------------------------------------------------------------------------------------
GAIL A. COTTLE            1999     $268,333  $201,582      $23,362        $151,882      11,517         $8,994
EXECUTIVE                 1998     $249,730  $167,128      $16,442        $146,247      38,578        $14,018
VICE PRESIDENT            1997     $240,000  $135,600      $15,997              $0       6,006         $9,444
-----------------------------------------------------------------------------------------------------------------
ROBERT J. MIDDLEMAS       1999     $255,000  $194,116      $80,729        $146,263      11,090        $12,383
EXECUTIVE                 1998     $224,682  $303,124       $7,386        $129,369      35,280        $13,507
VICE PRESIDENT            1997     $194,750  $268,865       $8,468              $0       4,790         $9,836
-----------------------------------------------------------------------------------------------------------------
BLAKE W. NORDSTROM        1999     $383,333        $0      $23,235        $449,990      34,123        $12,464
EXECUTIVE                 1998     $277,500  $414,000      $19,703        $337,502      91,466        $13,404
VICE PRESIDENT(A)         1997     $165,000  $138,500      $68,875              $0       4,128        $12,064
-----------------------------------------------------------------------------------------------------------------
MICHAEL A. STEIN          1999     $496,667        $0     $346,665        $562,507      42,654       $456,581
EXECUTIVE VICE            1998(f)  $147,399  $465,193      $61,695      $5,100,006(g)  131,171             $0
PRESIDENT AND CHIEF
FINANCIAL OFFICER
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(a) Mr. Nordstrom was a Co-President of the Company until February 16, 2000.
(b) The fiscal year of the Company ends January 31 of the following year.
(c) Other Annual Compensation for the 1999 fiscal year includes automobile allowance, parking, personal use of airplane services, and reimbursements for relocation tax, regular tax, medical, and financial planning.
(d) These amounts represent performance share units granted to the named executive officers on February 26, 1999 (valued as of that date) that vest on February 26, 2002 if the Company's performance exceeds that of the S&P Retail Store Composite set forth in the performance graph on page 16 on that date. These units valued as of January 31, 2000 would be as follows:

John J. Whitacre     --   $406,626
Gail A. Cottle       --   $ 84,458
Robert J. Middlemas  --   $ 81,334
Blake W. Nordstrom   --   $250,228
Michael A. Stein     --   $312,796

(e) All Other Compensation for the 1999 fiscal year includes the following:

    Profit Sharing Plan benefit: Mr. J. J. Whitacre: $7,196; Ms. G. A. Cottle:
    $7,227; Mr. R. J. Middlemas: $7,182; Mr. B. W. Nordstrom: $7,173; Mr. M. A.
    Stein: $5,796.

    401(k) Plan benefit: Mr. J. J. Whitacre: $4,800; Ms. G. A. Cottle: $1,083; Mr. R. J. Middlemas: $4,800; Mr. B. W. Nordstrom: $4,800; Mr. M. A. Stein:
    $4,800.

    Premiums on excess term life insurance: Mr. J. J. Whitacre: $1,723; Ms. G.
    A. Cottle: $684; Mr. R. J. Middlemas: $401; Mr. B. W. Nordstrom: $491; Mr.
    M. A. Stein: $2,181.

     Relocation Expenses: Mr. M. A. Stein: $443,701.

(f) Mr. M. A. Stein commenced employment with the Company on October 15, 1998.

(g) This amount includes 180,000 shares of restricted stock granted on October 15, 1998. These shares vest in five equal installments beginning on October 15, 1999. Vesting is accelerated if Mr. M. A. Stein's employment is terminated by the Company without cause, or if he resigns following either a change in control of the Company or a diminution of his duties, title or authority, or upon termination due to death or disability. Mr. Stein is entitled to receive dividends on these shares if and as declared by the Company's Board of Directors. This amount also includes 3,784 performance share units granted on October 15, 1998 (valued as of that date) that vest on February 26, 2001 if the Company's performance exceeds that of the S&P Retail Store Composite set forth in the Performance Graph on page 16 on that date. As of January 31, 2000, Mr. Stein held 147,784 shares of restricted stock and performance share units, (subject to the vesting schedules set forth above), the value of which on that date was $3,251,248.

                       OPTION GRANTS IN THE 1999 FISCAL YEAR

                       The following table sets forth information concerning option grants during the 1999 fiscal year to the named executive officers:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                       Potential Realizable
                                           Percent                                       Value at Assumed
                                           of Total                                    Annual Rates of Stock
                                           Options                                    Price Appreciation for
                              Number      Granted to   Exercise or                         Option Terms
                            of Options   Employees in  Base Price                     -----------------------
          Name             Granted(a)(b) Fiscal Year    Per Share   Expiration Date       5%          10%
-------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE                  55,450        1.89%       $39.56   Feb 25, 2009     $1,379,632   $3,496,258
-------------------------------------------------------------------------------------------------------------
GAIL A. COTTLE                    11,517        0.39%       $39.56   Feb 25, 2009       $286,550     $726,175
-------------------------------------------------------------------------------------------------------------
ROBERT J. MIDDLEMAS               11,090        0.38%       $39.56   Feb 25, 2009       $275,831     $698,954
-------------------------------------------------------------------------------------------------------------
BLAKE W. NORDSTROM                34,123        1.17%       $39.56   Feb 25, 2009       $849,002   $2,151,538
-------------------------------------------------------------------------------------------------------------
MICHAEL A. STEIN                  42,654        1.46%       $39.56   Feb 25, 2009     $1,061,259   $2,689,439

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(a) Options are granted at the fair market value of the Company's Common Stock on the date of the grant. To the extent not already exercisable, options generally become exercisable upon a sale of the Company or substantially all of its assets.
(b) These options vest and become exercisable in four equal annual installments beginning February 25, 2000.

                       OPTION EXERCISES AND YEAR END VALUE TABLE

                       The following table sets forth information concerning option exercises and the value of options held at January 31, 2000 by the named executive officers:
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--------------------------------------------------------------------------------

                                                                                             Dollar Value of
                                                       Number of Unexercised       Unexercised, in-the-Money
                         Number of                           Options Held at                 Options held at
                            Shares      Dollar              January 31, 2000             January 31, 2000(a)
                       Acquired on       Value    --------------------------    ----------------------------
Name                      Exercise    Realized    Exercisable  Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE                 0          $0         77,626        168,054       $48,856           $2,005
------------------------------------------------------------------------------------------------------------
GAIL A. COTTLE              24,953    $381,281         31,437         38,237       $71,346           $1,374
------------------------------------------------------------------------------------------------------------
ROBERT J. MIDDLEMAS              0          $0         41,970         34,216       $61,826             $938
------------------------------------------------------------------------------------------------------------
BLAKE W. NORDSTROM           3,184     $32,238         65,177        100,800      $140,014             $944
------------------------------------------------------------------------------------------------------------
MICHAEL A. STEIN                 0          $0         26,802        147,023           n/a              n/a

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(a) Dollar value is based on the market value of the Company's Common Stock on the date of exercise or at January 31, 2000, as the case may be, minus the exercise price.

                       PENSION PLAN TABLE

                       The following table sets forth information concerning estimated annual benefits payable to each of the named executive officers upon their retirement based upon indicated years of service (without reduction for any Profit Sharing Retirement Plan benefits):
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Years of Service
Average Annual    ----------------------------------------------------
Compensation(a)      15         20         25         30         35
----------------------------------------------------------------------
$125,000          $ 45,000   $ 60,000   $ 75,000   $ 75,000   $ 75,000
$150,000          $ 54,000   $ 72,000   $ 90,000   $ 90,000   $ 90,000
$175,000          $ 63,000   $ 84,000   $105,000   $105,000   $105,000
$200,000          $ 72,000   $ 96,000   $120,000   $120,000   $120,000
$225,000          $ 81,000   $108,000   $135,000   $135,000   $135,000
$250,000          $ 90,000   $120,000   $150,000   $150,000   $150,000
$300,000          $108,000   $144,000   $180,000   $180,000   $180,000
$400,000          $144,000   $192,000   $240,000   $240,000   $240,000
$450,000          $162,000   $216,000   $270,000   $270,000   $270,000
$500,000          $180,000   $240,000   $300,000   $300,000   $300,000

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--------------------------------------------------------------------------------
(a) The benefits are payable pursuant to the Nordstrom Supplemental Executive Retirement Plan, which covers officers of the Company and its subsidiaries, including the named executive officers. The benefits are unfunded and limited to a maximum of 60% of the monthly average compensation (based solely on the yearly amounts set forth in the salary and bonus columns of the Summary Compensation Table) less the actuarial equivalent of any monthly benefits payable under the Nordstrom Profit Sharing Retirement Plan. The normal annual retirement benefit provided by the Nordstrom Supplemental Executive Retirement Plan is 2.4% of the monthly average compensation for the highest thirty-six months measured over the final sixty months of employment or the entire period of service after age 50, multiplied by the number of years of service with the Company, up to a maximum of twenty-five years. From this value is subtracted the monthly annuity that could be purchased at retirement using the lump sum value of the Profit Sharing and 401(k) accounts funded by Company contributions. The remaining amount is the monthly retirement benefit payable under the Nordstrom Supplemental
    Executive Retirement Plan.

(b) The credited years of service to the Company, which may be more or less than actual years worked, for the executive officers are as follows:

      John J. Whitacre     -- 23 years
      Gail A. Cottle       -- 30 years
      Robert J. Middlemas  -- 20 years
      Blake W. Nordstrom   -- 18 years
      Michael A. Stein     --  6 years

COMPENSATION AND
STOCK OPTION
COMMITTEE
REPORT ON THE
1999 FISCAL YEAR        The Compensation and Stock Option Committee is comprised
                        of five directors, and is responsible for setting compensation levels for the Chairman of the Board of Directors and Chief Executive Officer, and the Executive
                        Vice Presidents of the Company. The Committee also consults with the Chairman with respect to the compensation and benefits for other officers and with respect to the benefits for certain other employees of the Company.

                        COMPENSATION PHILOSOPHY

                        The Company bases the various components of its executive compensation program on differing measures of Company performance and Shareholder value. The overall goal of the Committee is to develop compensation programs and policies that are consistent with and linked to the Company's strategic business objectives, including management's value-based approach to managing the Company. The program is designed to:

                             - play a critical role in attracting and retaining
                               those executives deemed most able to further its goal of aligning the Company's interests with creating value for Shareholders; and

                             - reward executives for medium and long-term
                               Company performance and value created for Shareholders as measured by a mix of factors, including increases in Company stock price, sales increases, earnings, and other performance-related value drivers, which will or should increase Shareholder return.

                        COMPENSATION COMPONENTS

                        The Company's executive compensation program is based on three components, each of which furthers a differing objective, but all of which together are intended to serve the Company's overall compensation philosophy and further the Company's value-based management approach by more closely aligning the Company's compensation program with increasing value for Shareholders.

                        BASE SALARY. Base salary adjustments are made annually based on the Committee's view of how the management team and the respective individual contributes to the overall performance of the Company. Overall performance of the Company is measured by a number of factors including the Company's earnings, its performance versus its retail competitors, its performance versus budget, its improvement in gross margins, and the Committee's assessment of management skills. None of these factors is given greater weight than any other factor. The Committee also reviews the median base salaries for competitors in the specialty retailing field, including companies listed in Standard & Poor's Retail Store Composite referenced in the Performance Graph on page 16.

                        ANNUAL BONUS INCENTIVES. Annual bonus incentives are intended to reflect the Company's belief that management's contribution to medium and long-term Company performance comes, in part, from improvement in the Company's economic profit, earnings, earnings per share, division sales, inventory turn, and gross margins. Annual bonus incentives for the Chairman, the Executive Vice Presidents who were formerly Co-Presidents, and the Executive Vice President and Chief Financial Officer for 1999 were based solely on specified economic profit target amounts. Annual bonus incentives for the other Executive Vice Presidents have been based on various combinations of economic profit, earnings, division sales, inventory turn, gross margin, and expense control targets. Going forward, the bonus incentives for the Executive Vice Presidents who were formerly Co-Presidents will be based on various combinations of business unit earnings, sales, inventory turn, gross margin, and expense control targets. The amount of the respective bonuses has been based on the achievement of these targets, which, in turn, relate to pre-established percentages of the respective executive's base salary. Under this plan, executive officers have not received any bonus incentives until the applicable minimum specified performance target was achieved. Bonuses for fiscal year 1999 were paid only to those executive officers who were subject to business unit earnings, sales, inventory turn, gross margin, and expense control targets.

                        LONG-TERM INCENTIVES. Stock Options. The 1987 Stock Option Plan expired in August 1997. The 1987 Plan authorized granting options to key employees or key managerial personnel of the Company and its subsidiaries. A number of options granted under this Plan remain outstanding. The 1997 Stock Option Plan, adopted for a term of 10 years beginning May 20, 1997, authorizes granting options to employees of the Company and its subsidiaries. Both the 1987 and 1997 Stock Option Plans are administered by the Committee.

                        The option incentive component of the total compensation package is intended to retain and motivate executives to increase total return to Shareholders. Stock options must be granted at the fair market value of the Company's Common Stock and only have value if the Company's stock price increases from the time of the award. Vesting of options occurs only during employment with the Company or a subsidiary (and after retirement for those who do not thereafter compete with the Company) upon each anniversary of the award unless vesting of the options is subject to performance goals established by the Committee.

                        The number of stock options granted to the executive officers named in the Summary Compensation Table is currently determined by the Committee pursuant to a formula without reference to the number of stock options granted previously. Pursuant to the formula, the number of option shares granted has corresponded to the number of underlying Company shares that would produce a value ranging from 56% to 113% of the participant's yearly salary, calculated based on the Black-Scholes formula. Stock options are currently granted to those executives in February of each year. Since the formula is keyed to salary, the performance factors discussed in the Base Salary paragraph also would apply to this compensation component. The Committee reserves the right to change or eliminate the formula at any time.

                        Performance Share Units. The 1997 Stock Option Plan also authorizes granting performance share units to employees of the Company and its subsidiaries. Performance share units entitle the grantee to receive shares of the Company's Common Stock (or cash in lieu thereof or deferral into the Executive Deferred Compensation Plan as stock units) upon the achievement of pre-established performance goals related to comparative shareholder return.

                        Restricted Stock. Finally, the 1997 Stock Option Plan authorizes granting shares of restricted stock to employees of the Company and its subsidiaries.

                        Retirement. The Nordstrom Profit Sharing Retirement Plan covers all regular employees of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table. The Board of Directors determines annually an amount to be contributed by the Company to the Nordstrom Profit Sharing Retirement Plan and the Nordstrom 401(k) Plan (formerly, the Employee Deferral Retirement Plan). Allocation of the Company's contribution to each participant's account was changed after the 1999 calendar year. For calendar 1999, the allocation was pro rata, based on one unit of credit for each year of service and one unit of credit for each $100 of compensation up to the IRS limitations. Beginning in calendar 2000, the Company's contribution will be allocated based on a participant's years of service with the Company, with participants receiving an allocation of 0 to 3% of compensation based upon the Company's performance and years of service. For purposes of these allocations, compensation is limited to $160,000 for the 1999 calendar year ($170,000 for 2000).

                        Savings. Pursuant to the Nordstrom 401(k) Plan, employees may elect to have the Company pay from 1% to 10% (15% as of January 1, 2000) of the employee's compensation, up to a maximum of $10,000 for the 1999 calendar year ($10,500 for 2000), to the 401(k) Plan instead of paying that amount to the employee. During calendar 1999, the Company matched 50% of the employee's contribution up to 6% of the employee's compensation. Beginning in calendar 2000, the Company will match 100% of the employee's contribution up to 4% of the employee's compensation. Monies in the account are invested at the direction of the employee among one or more of 10 funds, one of which consists of Common Stock of the Company, or through a brokerage account feature maintained by the Plan's Trustee. Distributions are made for both plans, in accordance with each plan's provisions, at normal retirement upon reaching the age of 60 or earlier termination of employment, and for terminal illness, disability or hardship.

                        The Nordstrom Supplemental Executive Retirement Plan provides retirement benefits to certain executives of the Company. This Plan is described in the note to the Pension Plan Table on page 11.

                        COMPENSATION OF THE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

                        The base salary for the Chairman is determined by the Committee and is based on overall Company performance. That performance is measured by a number of factors including the Company's earnings, real or perceived retail environment and competitive conditions, performance versus budget, growth in sales, improvement in gross margins, and the Committee's assessment of management skills. None of these factors is given greater weight than any other factor. The base salary of the Chairman was increased from $500,000 in 1998 to $650,000 in 1999, reflecting positive business results in fiscal year 1998. The annual bonus incentive for the Chairman was based solely on economic profit targets. Those targets were not met and the Chairman did not receive any bonus during fiscal year 1999. The Chairman received stock options during the 1999 fiscal year pursuant to the formula used for all other executive officers named in the Summary Compensation Table as previously described.

                        ADDITIONAL INFORMATION

                        The tables under "Compensation of Executive Officers in the Year Ended January 31, 2000" may be found earlier in this Proxy Statement and reflect the decisions covered by the foregoing discussion.

                        Internal Revenue Code Section 162(m) disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly paid officers as of the end of any fiscal year. The statute exempts qualifying "performance-based compensation" from the deduction limit if certain requirements are met. The Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses to executive officers who may be subject to
                        Section 162(m), in a manner that satisfies those requirements. The Committee reserves the authority to award non-deductible compensation in circumstances that are in the best interests of the Shareholders and the Company.

                         March 13, 2000  COMPENSATION AND STOCK OPTION COMMITTEE

                                         William D. Ruckelshaus, Chair
                                         Enrique Hernandez, Jr.
                                         Ann D. McLaughlin
                                         Alfred E. Osborne, Jr.
                                         Elizabeth Crownhart Vaughan

STOCK PRICE PERFORMANCE PERFORMANCE GRAPH

                        The following graph compares for each of the last five fiscal years, ending January 31, 2000, the cumulative total return of Company Common Stock, Standard & Poor's 500 Index, and Standard & Poor's Retail Store Composite. The cumulative total return of Company Common Stock assumes $100 invested on January 31, 1995 in Nordstrom, Inc. Common Stock and assumes reinvestment of dividends.

                                                                              S&P RETAIL COMPOSITE          S&P 500 COMPOSITE
                                                     NORDSTROM, INC.                  INDEX                       INDEX
                                                     ---------------          --------------------          -----------------
1995                                                       100                         100                         100
1996                                                        98                         106                         135
1997                                                        94                         125                         167
1998                                                       130                         184                         208
1999                                                       215                         299                         272
2000                                                       115                         298                         296

COMPENSATION OF
DIRECTORS               Employee directors of the Company are not paid any fees
                        for serving as members of the Board or any Board committee. Non-employee directors are paid a yearly retainer of $15,000, a fee of $1,000 for each Board meeting attended, a fee of $1,000 for each committee meeting attended, and reasonable traveling expenses.
                        Pursuant to the 1993 Non-Employee Director Stock
                        Incentive Plan, as amended during 1999, immediately following each Annual Meeting of Shareholders, non-employee directors also receive that number of shares of Company Common Stock having a fair market value of $20,000, plus a $8,000 cash award to offset tax obligations attributable to the stock award.

CERTAIN RELATIONSHIPS
AND RELATED
TRANSACTIONS            During the 1999 fiscal year, the Company leased an
                        airplane from JBW Aircraft Leasing Company, Inc.
                        ("JBW"), of which John N. Nordstrom, Bruce A. Nordstrom, and D. Wayne Gittinger are the sole shareholders. During the 1999 fiscal year, the Company made lease payments to JBW of $73,700. Also during the 1999 fiscal year, JBW made payments to the Company of $55,055 for services rendered.

                        In addition, the Company chartered an airplane from JFN, Inc., the shareholders of which are Sally A. Nordstrom and the Estate of James F. Nordstrom (Sally A. Nordstrom, personal representative). During the 1999 fiscal year, the net amount of payments made by the Company to JFN, Inc. was $74,504. The Company believes the lease and charter rates and the terms of these arrangements are more favorable than those generally available to the Company from other commercial charters. Finally, JW, Inc., of which John N. Nordstrom and D. Wayne Gittinger are the sole shareholders, made payments to the Company of $28,887 for services rendered.

                        On November 1, 1998, Darren R. Jackson, a Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $150,000 (with interest at the rate of 5.12%) to facilitate his purchase of a home. The maximum amount of indebtedness during the 1999 fiscal year was $159,253. As of March 20, 2000, the amount of indebtedness was $125,099.

                        On June 18, 1999, Michael A. Stein, Executive Vice President and Chief Financial Officer, executed a Promissory note in favor of the Company evidencing a loan in the original amount of $1,292,968 (with interest at the rate of 7.75%) to facilitate his purchase of a home. The maximum amount of indebtedness during the 1999 fiscal year was $1,326,369. As of March 20, 2000, the amount of indebtedness was $1,068,530.

                        On July 6, 1999, Martha S. Wikstrom, an Executive Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $100,000 (with interest at the rate of 7.75%) to facilitate her purchase of a home. The maximum amount of indebtedness during the 1999 fiscal year was $104,521. As of March 20, 2000, the amount of indebtedness was $105,562.

                        D. Wayne Gittinger's stepson was employed by the Company during the 1999 fiscal year at a total compensation of $67,750.

                        Bruce A. Nordstrom's sons, Erik B. Nordstrom and Peter
                        E. Nordstrom, were employed by the Company during the 1999 fiscal year at a total compensation of $417,578 and $413,517, respectively.

                        John N. Nordstrom's son, James A. Nordstrom, was employed by the Company during the 1999 fiscal year at a total compensation of $459,692.

                        J. Daniel Nordstrom was employed by the Company during the 1999 fiscal year at a total compensation of $395,051.

                        William E. Nordstrom was employed by the Company during the 1999 fiscal year at a total compensation of $486,589.

                        The brother of J. Daniel Nordstrom and William E. Nordstrom was employed by the Company during the 1999 fiscal year at a total compensation of $103,604.

                        The spouse of Jim O'Neal, an Executive Vice President of the Company, was employed by the Company during the 1999 fiscal year at a total compensation of $184,374.

PROPOSAL 2:
APPROVAL OF
EMPLOYEE STOCK
PURCHASE PLAN           GENERAL

                        On November 16, 1999, the Board of Directors of the Company adopted, subject to shareholder approval, the Employee Stock Purchase Plan ("Stock Purchase Plan") covering 3,500,000 shares of the Company's Common Stock, subject to adjustment for certain changes in the number of outstanding shares of the Company's Common Stock.

                        The purpose of the Stock Purchase Plan is to provide an opportunity to eligible employees of the Company and its subsidiaries (with the specific exception of Nordstrom.com, LLC) to increase their proprietary interest in the success of the Company by purchasing Common Stock on favorable terms. The Stock Purchase Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Stock Purchase Plan, which has been filed with the Commission as an Appendix to this Proxy Statement.

                        SUMMARY OF THE PLAN

                        The Stock Purchase Plan consists of consecutive six month offerings, until the date when all the shares of Common Stock authorized to be delivered upon exercise of options granted under the Stock Purchase Plan have been delivered. The first offering under the Stock Purchase Plan will commence on April 16, 2000 and will end on September 30, 2000. Subsequent offering periods will commence on each April 1 and October 1.

                        With certain exceptions, any employee of the Company on February 1 who remains an employee through April 1 may participate in the offering period commencing April 1, and any employee of the Company on August 1 who remains an employee through October 1 may participate in the offering period commencing October 1.

                        The price at which the employee may purchase the Common Stock is 85% of the closing price for the Common Stock as reported by the New York Stock Exchange on the day the offering commences or on the day the offering terminates, whichever is lower. An employee may elect to have up to 10% of his or her compensation withheld for the purpose of purchasing stock under the Stock Purchase Plan. On the date an offering commences, each participating employee is deemed to be granted an option to purchase up to the lesser of (i) 1,000 shares or (ii) that number of shares determined by dividing 10% of the employee's annualized compensation by the lesser of 85% of the fair market value of the Common Stock on the date the offering commences, or on the date the offering terminates and dividing the quotient by two.

                        Unless the participant elects to withdraw from the offering, each participant who continues to be employed by the Company on the date the offering terminates is deemed to have exercised the option and purchased on such date the number of shares (subject to the maximum number covered by his or her option) as may be purchased with the amount of his or her payroll deductions at the offering price. If employees subscribe to purchase more than the number of shares of Common Stock available during any offering, the available shares are allocated on a pro rata basis to subscribing employees.

                        The Board of Directors of the Company may at any time amend, suspend or terminate the Stock Purchase Plan. Except in connection with certain reorganizations or recapitalizations of the Company, any increase in the aggregate number of shares of Common Stock to be issued under the Stock Purchase Plan shall be subject to approval by a vote of the Shareholders.

                        The Stock Purchase Plan is administered by the Compensation and Stock Option Committee, which is authorized to make rules and regulations for the administration and interpretation of the Stock Purchase Plan.

                        FEDERAL INCOME TAX CONSEQUENCES

                        The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), which provides that the employee does not have to pay federal income tax with respect to shares purchased under the Stock Purchase Plan until he or she sells the shares. At the time of sale, the employee is required to pay federal income tax on the difference, if any, between the price at which he or she sold the shares and the price he or she paid for them.

                        If the employee has owned the shares for more than one year and disposes of them at least two years after the day the offering commenced, he or she will be taxed as follows: If the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the Stock Purchase Plan, the employee will recognize a long-term capital loss equal to the price paid over the sale price. If the sale price is higher than the price paid under the Stock Purchase Plan, the employee will recognize ordinary income in an amount equal to the lesser of (i) the market price of the shares on the date the offering commenced over the price paid or (ii) the excess of the sale price over the price paid. Any additional gain would be recognized as long-term capital gain income.

                        If the employee sells the shares before he or she has owned them for more than one year or before the expiration of a two-year period commencing on the day the offering commenced, the employee will recognize ordinary income on the amount of the difference between the purchase price and the fair market value of the shares on the date of purchase, and the Company will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the fair market value on the date of purchase. The Company will generally not be entitled to a tax deduction upon the purchase or sale of shares under the Stock Purchase Plan.

                        NEW PLAN BENEFITS

                        Participation in the Stock Purchase Plan is entirely within the discretion of the eligible employees of the Company. As a result, the Company cannot forecast the extent of future participation. Therefore, the Company has omitted the tabular disclosure of the benefits or amounts allocated under the Stock Purchase Plan.

                        The Board of Directors unanimously recommends a vote FOR approval of the Stock Purchase Plan.

PROPOSAL 3:
APPROVAL OF AN
AMENDMENT TO THE
1997 EMPLOYEE
STOCK OPTION PLAN       The Company's Board of Directors recommends that
                        Shareholders approve an amendment to the Nordstrom, Inc.
                        1997 Stock Option Plan (the "Option Plan"), which has been adopted by the Company's Board of Directors subject to Shareholder approval, to increase the number of shares of Common Stock authorized under the Option Plan to 18,000,000. The Option Plan originally was adopted by the Company's Shareholders on May 20, 1997. At that time, there were 10,000,000 shares (reflecting a subsequent stock split) of Common Stock authorized for nonqualified and incentive stock option grants and for grants of restricted shares of Common Stock under the Option Plan. On May 19, 1998, the Option Plan was amended to allow, among other things, grants of performance share units. Shares authorized under the Option Plan are subject to adjustment in the event of stock splits, stock dividends, and other situations. The
                        Option Plan explicitly mandates that options under the Option Plan be granted at the then-current fair market value of the Company's Common Stock and prohibits the repricing of options. As an administrative matter, the Compensation and Stock Option Committee has determined that only 1,000,000 of the additional 8,000,000 shares available under the Plan may be used for grants of restricted stock or performance share units.

                        A complete copy of the Option Plan, as amended, has been filed with the Commission as an Appendix to this Proxy Statement.

                        PURPOSE

                        The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company or any of its subsidiaries, and to promote the success of the Company's business.

                        EMPLOYEE PARTICIPANTS

                        Participants in the Option Plan include any employee of the Company or any parent or subsidiary of the Company and are selected by the Compensation and Stock Option Committee, or a subcommittee thereof (the "Committee"). The Company estimates there are approximately 1,200 persons who would currently be eligible to participate in the Option Plan. The Option Plan provides that no participant may be granted in any year more than 400,000 shares of restricted stock, 400,000 Performance Shares (defined below), or options to purchase more than 400,000 shares of Common Stock, as adjusted as provided in the Option Plan.

                        ADMINISTRATION

                        The Committee shall either (i) consist solely of two or more non-employee directors of the Company as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or (ii) cause any director who is not a non-employee director to abstain from any action by the Committee related to granting options to executive officers of the Company. The Board of Directors may also appoint one or more separate committees of the Board of Directors which may administer the Option Plan with respect to employees who are not executive officers of the Company.

                        The Board of Directors may amend or terminate the Option Plan as desired, without further action by the Shareholders, except to the extent required by applicable law.

                        TERMINATION

                        The Option Plan will continue in effect until all shares of stock available for grant have been acquired through exercise of options or otherwise, or for a term of ten
                        (10) years from its effective date (May 20,1997), whichever is earlier. The Option Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Option Plan will not affect the rights and obligations arising under restricted stock, performance share units, or options granted under the Option Plan and then in effect.

                        TERMS OF STOCK OPTIONS

                        The Committee may grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. Options granted pursuant to the Option Plan need not be identical but each option is subject to certain terms and conditions of the Option Plan. The Option Plan explicitly mandates that options under the Option Plan be granted at the then-current fair market value of the Company's Common Stock. The exercise price may be paid as determined by the Committee. Options granted expire within a period of not more than ten (10) years from the grant date. Options shall be exercisable in such manner and at such times as the Committee may determine. The Committee, may, at any time prior to exercise and subject to consent of the participant, amend, modify or cancel any option previously granted. The Option Plan, however, explicitly prohibits the repricing of options.

                        TERMS OF RESTRICTED STOCK

                        The Committee may also grant shares of restricted Common Stock of the Company with such terms and conditions as may be determined by the Committee. Grants of shares of restricted stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law. Shares of restricted stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable restricted stock agreement. Each certificate representing shares of restricted stock shall bear a legend referring to the risk of forfeiture of the shares and stating that such shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of restricted stock from the date of grant.

                        TERMS OF PERFORMANCE SHARES

                        Finally, the Committee may grant performance share units which entitle the participant to shares of Common Stock or cash in lieu thereof (the "Performance Shares") upon the achievement of such performance goals as may be established by the Committee at the time of grant. Those performance goals may be based on any one or combination of the following performance criteria: (a) achievement of a specified percentage increase or quantitative level in the Company's Shareholder return as compared to the Standard & Poor's Retail Store Composite or other comparator group, (b) achievement of a specified percentage increase or quantitative level in the trading price of the Company's Common Stock, (c) achievement of a specified percentage increase or quantitative level in the results of operations, such as sales, earnings, cash flow, economic profit or return on investment (including return on equity, return on capital employed or return on assets) of the Company or of a subsidiary or division or other segment of the Company for which the participant has responsibilities, (d) achievement of a specified percentage increase or quantitative level in other financial results, such as profit margins, expense reduction or asset management goals of the Company or of a subsidiary or division or other segment of the Company for which the participant has responsibilities, or (e) achievement of a specified percentage increase or quantitative level in the internal or external market share of a product or line of products. Only after the performance goals have been attained may the Committee authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the participant, or both.

                        If the participant's employment with the Company or any subsidiary is terminated before the end of the period of time over which Performance Shares may be earned (a "Performance Cycle") for any reason other than retirement, disability, or death, the participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee may establish guidelines providing that if a participant's employment is terminated before the end of a Performance Cycle by reason of disability, or death, the participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle. If the participant's employment is terminated before the end of a Performance Cycle by reason of retirement, the participant's rights with respect to any Performance Shares being earned during the Performance Cycle shall continue as if the participant's employment had continued through the end of the Performance Cycle.

                        FEDERAL INCOME TAX CONSEQUENCES

                        The following discussion of the federal income tax consequences of the Option Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock.

                        Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options need not comply with such requirements.

                        An optionee is not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

                        An optionee is not taxed on the grant of a non-qualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

                        A grantee of shares of restricted stock recognizes ordinary income on the date of receipt equal to the value of such shares (less any consideration paid by the grantee) unless the shares of stock are subject to a substantial risk of forfeiture. If the shares of stock are subject to a substantial risk of forfeiture, absent an election by the grantee to be taxed on the date of grant, then the grantee will recognize ordinary income when the risk of forfeiture lapses. The Company is entitled to an income tax deduction in the year the grantee recognizes income equal to the amount of income recognized by grantee.

                        When a participant receives payment with respect to Performance Shares, the amount of cash and the fair market value of the Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company, assuming that the deduction is not disallowed by Section 162(m) of the Code or otherwise limited under the Code.

                        OPTION PLAN BENEFITS

                        The Committee has full discretion to determine the number and amount of options, shares of restricted stock, and performance share units to be granted to employees under the Option Plan, subject to annual limitations on the total number of options, shares of restricted stock, and performance share units that may be granted to any employee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other employees under the Option Plan are not presently determinable. Details on stock options granted during the last three years to certain executive officers are presented in the Summary Compensation Table.

                        The Board of Directors recommends a vote FOR the approval of the amendment to the Option Plan.

PROPOSAL 4:
RATIFICATION OF
APPOINTMENT OF AUDITORS The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Deloitte & Touche LLP to be the Company's auditors for the 2000 fiscal year. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the Shareholders of the Company. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

                        The Board of Directors recommends RATIFICATION of Deloitte & Touche LLP as auditors for the Company.

PROPOSAL 5:             SHAREHOLDER PROPOSAL

                        Domini Social Investments LLC, 11 West 25th Street, 7th Floor, New York, NY, 10010-2001, has notified the Company that it intends to present the following Proposal at the Annual Meeting:

                        "Whereas: Consumers and shareholders continue to be seriously concerned about whether low wages and abusive working conditions exist in facilities where the products they buy are produced or assembled.

                        "U.S.-based companies are importing more goods from countries where working conditions fall far below basic standards of fair and humane treatment. Our company purchases goods produced in countries like China where human rights abuses and unfair labor practices have been well documented. (U.S. State Department's "China Country Report on Human Rights Practices -- 1998")

                        "A growing number of students have called on their universities to adopt codes of conduct to make sure clothing sold in university stores is made under humane conditions. Students have pressed for a living wage, upholding the rights of women in the workplace, public disclosure of conditions in factories and transparency in reporting, and verification of compliance by organizations that are independent of companies. ("Sweatshop Reform," Business Week, 5/3/99)

                        "Our company should take effective action to ensure it does not and will not do business with suppliers who manufacture items for sale using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions, freedom of association and other rights.

                        "Reports that overseas suppliers are exploiting workers may damage our company's reputation and generate a consumer backlash. We believe our company needs to support the right of workers to organize and bargain collectively any place they operate. Our company should demonstrate enforcement of its code by developing independent monitoring programs with local, respected religious, human rights or labor rights groups to ensure compliance with its vendor standards and assure consumers that products are not made under abusive labor conditions.

                        "In an effort to improve the quality of life of workers who make its products, our company should investigate implementing ongoing wage adjustments, ensuring that workers have adequate purchasing power and a sustainable living wage. Wage adjustments would add little to overall production costs while contributing to productivity. In addition, our company, rather than terminating contracts, needs to establish incentives to encourage its suppliers and vendors to raise labor standards.

                        "Resolved: Shareholders request the Board of Directors to prepare at reasonable expense a report on Vendor Standards compliance mechanisms and progress in achieving compliance for its vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by October, 2000.

                        "Supporting Statement: To be effective, enforcement of company codes must be carefully monitored. The Gap, Inc. has participated in an independent monitoring process in El Salvador with respected religious and human rights and labor rights institutions for the past four years. Other companies have begun to develop independent monitoring programs in conjunction with local non-government organizations. Through the use of independent monitoring, consumers and investors can have greater confidence that the company's code of vendor conduct is enforced, protecting the company from negative publicity associated with the discovery of sweatshop practices."

                        THE COMPANY'S STATEMENT IN OPPOSITION

                        The Company has adopted a multi-step approach with the goal of ensuring that the facilities operated by its vendors, subcontractors, and buying agents adhere to a high degree of ethical labor standards, provide a safe and healthy working environment, do not engage in discriminatory practices or violate basic human rights, and comply with all applicable employment laws with respect to wages and overtime. Since 1994, the Company has attempted to distribute the Nordstrom Partnership:
                        Standards and Business Practice Guidelines (the "Guidelines") to all existing and new vendors. The Guidelines apply to both domestic and overseas vendors. This code of conduct has been translated into several foreign languages for posting at the various facilities operated by Nordstrom's contractors.

                        The Guidelines state that Nordstrom expects its vendors to comply with all applicable wage, hour and overtime laws, follow fair employment practices, comply with environmental standards, and provide a safe work environment. The Guidelines also specifically forbid the use of child, prison, or other forced labor. Nordstrom routinely reviews the Guidelines to determine whether modifications are appropriate in light of new developments.

                        In order to ensure compliance with the Guidelines and applicable laws by vendors who manufacture private label goods for Nordstrom: (i) vendors, subcontractors, and buying agents must confirm in writing that they will comply with the Guidelines prior to the initial placement of production; (ii) Nordstrom representatives review the Company's code of conduct and quality standards in person with manufacturers; and (iii) Nordstrom personnel and/or third parties conduct random announced and unannounced on-site inspections where they audit compliance with the Guidelines, including working environment, age of employees, and compliance with applicable laws. Nordstrom's corrections program for suppliers found to be in violation of the Guidelines includes remedial measures or, in the alternative, among other things, cancellation of outstanding orders, contract termination, and legal action.

                        As with any other matter which might be of interest to Shareholders, the Company is always ready and willing to discuss Nordstrom's approach to the matters raised in this shareholder proposal with any interested Shareholder and to provide them with non-confidential information maintained by the Company. More specifically, Nordstrom routinely responds to inquiries from customers, Shareholders, and other concerned citizens regarding the matters raised in the Proposal. Indeed, Nordstrom has engaged, and continues to engage the proponent of the Shareholder proposal in dialogue regarding its concerns and inquiries.

                        Nordstrom also has issued press releases regarding the Guidelines, vendor standards, and compliance mechanisms providing information on who to contact with further questions. Nordstrom will continue to make information concerning its policies, procedures, and practices directly available to its Shareholders.

                        In that regard, to make Nordstrom's policy regarding the matters underlying this Shareholder Proposal even more clear to Shareholders, Nordstrom has included a disclosure in its Annual Report disseminated to all Shareholders with its 2000 Proxy Materials assuring Shareholders that Nordstrom is always ready and willing to discuss matters of concern to Shareholders, including its vendor standards compliance mechanisms and progress in achieving compliance.

                        Since Nordstrom has made and will continue to make the information requested regularly available to Shareholders, the Company believes that no such report is necessary.

                        Accordingly, the Board of Directors of the Company recommends that you vote AGAINST this Proposal.

SOLICITATION OF PROXIES Solicitation of proxies will be made primarily by mail, and proxies may also be solicited personally, by telephone, by facsimile, and by regular officers and employees of the Company who will receive no additional compensation for their services. Brokers or other persons holding shares in their names or in the names of nominees will be reimbursed their reasonable expenses for sending proxy material to principals and obtaining their proxies. All expenses of proxy solicitation will be paid by the Company.

COMPLIANCE WITH SECTION
16 OF THE EXCHANGE ACT
OF 1934 Based solely on its review of copies of reports made pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the related regulations, the Company believes that during the 1999 fiscal year all filing requirements applicable to its directors, executive officers, and 10 percent shareholders were satisfied, except that one report was filed late by each of Kevin
                        T. Knight, J. Daniel Nordstrom, and Enrique Hernandez,
                        Jr.

OTHER MATTERS           The Board of Directors of the Company knows of no other
                        matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS
FOR 2001 ANNUAL MEETING Proposals for Shareholder action that eligible
                        Shareholders wish to have included in the Company's Proxy Statement mailed to Shareholders in connection with the Company's 2001 Annual Meeting must be received by the Company at its principal executive offices at 1617 Sixth Avenue, Seattle, Washington, 98101-1742, on or before December 1, 2000.

                        By order of the Board of Directors,
                        /s/ N. CLAIRE STACK

                        N. Claire Stack
                        Secretary
                        Seattle, Washington
                        April 10, 2000

                                 NORDSTROM LOGO

                         Printed on 25% Recycled Fiber

                                   APPENDIX A

                                NORDSTROM, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN

     The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code.

SECTION 2. ADMINISTRATION OF THE PLAN.

     (a) COMMITTEE COMPOSITION. The Plan shall be administered by the Committee.

     (b) COMMITTEE RESPONSIBILITIES. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

SECTION 3. ENROLLMENT AND PARTICIPATION.

     (a) OFFERING PERIODS. While the Plan is in effect, two Offering Periods shall commence in each calendar year. With the exception of the first Offering Period, which shall commence April 16, 2000, the Offering Periods shall consist of the six-month periods commencing on each April 1 and October 1.

     (b) ENROLLMENT. Any individual who qualifies as an Eligible Employee on both (i) the date on which the Company identifies employees for purposes of providing enrollment materials and (ii) the day preceding the first day of an Offering Period may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed for this purpose by the Committee.

     (c) DURATION OF PARTICIPATION. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until (1) he or she ceases to be an Eligible Employee, (2) withdraws from the Plan under Section 5(a), or (3) reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 8(b). A Participant who withdrew from the Plan under Section 5(a) may again a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee.

SECTION 4.  EMPLOYEE CONTRIBUTIONS.

     (a) FREQUENCY OF PAYROLL DEDUCTIONS. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur during the Offering Period on the payment date of any bonus, and on the payment date of all other compensation while a Participant in the Plan.

     (b) AMOUNT OF PAYROLL DEDUCTIONS. An Eligible Employee shall designate in the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than one percent (1%) nor more than ten percent (10%).

     (c) CHANGING WITHHOLDING RATE. If a Participant wishes to change the rate of payroll withholding, he or she may do so by notifying the Company using the process prescribed for this purpose by the Committee. The new withholding rate shall be effective as soon as reasonably practicable after such notification by the Company.

     (d) DISCONTINUING PAYROLL DEDUCTIONS. If a Participant wishes to discontinue employee contributions entirely, he or she may do so at any time by using the process prescribed for this purpose by the Committee. Payroll withholding shall cease as soon as reasonably practicable after such notification. (In addition, employee contributions may be discontinued automatically pursuant to Section 8(b).) A Participant who has discontinued employee contributions may resume such contributions by using the process prescribed for this purpose by the Committee. Payroll withholding shall resume as soon as reasonably practicable after such notification.

SECTION 5. WITHDRAWAL FROM THE PLAN.

     (a) WITHDRAWAL. A Participant may elect to withdraw from the Plan by using the process prescribed for this purpose by the Committee at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

     (b) RE-ENROLLMENT AFTER WITHDRAWAL. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6.  CHANGE IN EMPLOYMENT STATUS.

     (a) TERMINATION OF EMPLOYMENT. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

     (b) LEAVE OF ABSENCE. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on an approved leave of absence. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

          (c) DEATH. In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose in the enrollment process or, if none, or if the designee has predeceased the Participant, then the Participant will be deemed to have designated the following as his or her surviving beneficiaries and contingent beneficiaries with priority in the order named below:

               (a) first, to his widow or her widower, as the case may be;

               (b) next, to his or her children, in equal shares;

               (c) next, to his or her parents, in equal shares;

               (d) next, to his or her brothers and sisters, in equal shares; or

               (e) next, to his or her estate.

For purposes of determining the appropriate named or deemed beneficiary or contingent beneficiary, an individual is considered to survive the Participant if that individual is alive seven days after the date of the Participant's death.

SECTION 7. PLAN ACCOUNTS AND PURCHASE OF SHARES.

     (a) PLAN ACCOUNTS. A Plan Account shall be maintained in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation under the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

     (b) PURCHASE PRICE. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be the lower of:

          (i) 85% of the Fair Market Value of such share on the last trading in such Offering Period; or

          (ii) 85% of the Fair Market Value of such share on the first trading day of such Offering Period.

     (c) NUMBER OF SHARES PURCHASED. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant's Plan Account. The foregoing notwithstanding, no Participant shall purchase more than one thousand (1,000) shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 8(b) and 13(a). Any fractional share, as calculated under this Subsection (c), shall be rounded down to the next lower whole share.

     (d) AVAILABLE SHARES INSUFFICIENT. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under
Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

     (e) ISSUANCE OF STOCK. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such shares shall be held for each Participant's benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

     (f) UNUSED CASH BALANCES. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for a fractional share shall be carried over in the Participant's Plan Account to the next Offering Period. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 8(b) or Section 13(a) shall be refunded to the Participant in cash, without interest.

     (g) SHAREHOLDER APPROVAL. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company's shareholders have approved the adoption of the Plan.

SECTION 8. LIMITATIONS ON STOCK OWNERSHIP.

     (a) FIVE PERCENT LIMIT. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

          (i) Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

          (ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

          (iii) Each Participant shall be deemed to have the right to purchase one thousand (1,000) shares of Stock under this Plan with respect to each Offering Period.

     (b) DOLLAR LIMIT. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

          (i) In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year under the Plan.

          (ii) In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under this Plan in the current calendar year and in the immediately preceding calendar year.

     For purposes of this Subsection(b), the Fair Market Value of Stock will be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. If a Participant is precluded by this Subsection(b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 9. RIGHTS NOT TRANSFERABLE.

     The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10. NO RIGHTS AS AN EMPLOYEE.

     Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11.                   NO RIGHTS AS A SHAREHOLDER

     A Participant shall have no rights as a shareholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period.

SECTION 12.                   SECURITIES LAW REQUIREMENTS.

     Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

SECTION 13.                   STOCK OFFERED UNDER THE PLAN.

     (a) AUTHORIZED SHARES. The aggregate number of shares of Stock available for purchase under the Plan shall be three million, five hundred thousand (3,500,000) subject to adjustment pursuant to this Section 13.

     (b) ANTIDILUTION ADJUSTMENTS. The aggregate number of shares of Stock offered under the Plan, the one thousand (1,000) share limitation described in
Section 7(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company's shareholders or a similar event.

     (c) REORGANIZATIONS. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 7, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 14.                   AMENDMENT OR DISCONTINUANCE

     The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the shareholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the shareholders of the Company to the extent required by an applicable law or regulation.

SECTION 15.    DEFINITIONS.

     (a) "BOARD" means the Board of Directors of the Company, as constituted from time to time.

     (b)  "CODE" means the Internal Revenue Code of 1986, as amended.

     (c)  "COMMITTEE" means the Compensation Committee of the Board.

     (d)  "COMPANY" means Nordstrom, Inc., a Washington corporation.

     (e) "COMPENSATION" means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses (if specifically designated as Compensation by the Participant), incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Section 401(k) or 125 of the Code. "Compensation" shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

     (f)  "CORPORATE REORGANIZATION" means:

          (i) The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

          (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

     (g) "ELIGIBLE EMPLOYEE" means any employee of a Participating Company on February 1 or August 1.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if (i) his or her participation in the Plan is prohibited by law of any country which has jurisdiction over him or her, (ii) he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan, or (iii) he or she is designated as an independent contractor, even if later determined by a court of competent jurisdiction or otherwise to be a common law employee of a Participating Company.

     (h)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (i) "FAIR MARKET VALUE" means the market price of Stock, determined by the Committee as follows:

          (i) If stock was traded on The Nasdaq National Market on the date in question, then the Fair Market Value shall be equal to the last sale price quoted for such date by The Nasdaq National Market;

          (ii) If Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

          (iii) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

     Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

     (j) "OFFERING PERIOD" means a six-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a).

     (k) "PARTICIPANT" means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(b).

     (l) "PARTICIPATING COMPANY" means (i) the Company and (ii) each present or future Subsidiary, except to the extent designated by the Committee as not being a Participating Company. AS of the effective date of the Plan, NORDSTROM.com, L.L.C. shall not be a Participating Company.

     (m) "PLAN" means this Nordstrom, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

     (n) "PLAN ACCOUNT" means the account established for each Participant pursuant to Section 7(a).

     (o) "PURCHASE PRICE" means the price at which Participants may purchase stock under the Plan, as determined pursuant to Section 7(b).

     (p)  "STOCK" means the Common Stock of the Company, no par value per share.

     (q) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          IN WITNESS WHEREOF, pursuant to proper authority, this Plan has been executed on behalf of the Company by its Vice President of Personnel this _____ day of _______, 2000.


Attest:                            NORDSTROM, INC.



_____________________________           By:_________________________________
                                               Joseph V. Demarte
                                               Vice President of Personnel

                                   APPENDIX B

                                 NORDSTROM, INC.
                             1997 STOCK OPTION PLAN*
                        (AS AMENDED ON FEBRUARY 17, 1998,
                    FEBRUARY 15, 1999 AND FEBRUARY 16, 2000)


        1. Purposes of the Plan. The purposes of this 1997 Nordstrom Stock Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility with Nordstrom, Inc. (the "Company"), to provide additional incentive in the form of options to purchase the Company's shares of common stock, no par value per share (the "Common Stock"), shares of restricted Common Stock or performance shares based on the value of Common Stock (the "Benefits") to employees of the Company or any parent or subsidiary of the Company which now exists or hereafter is organized or acquired by or acquires the Company, and to promote the success of the business.

        2. Eligibility. Any employee of the Company or any parent or subsidiary of the Company may receive Benefits under the Plan.

        3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or a subcommittee thereof (the "Committee"). The Committee shall either (i) consist solely of two or more directors of the Company who are "non-employee directors" as defined under
Section 16 under the Securities Exchange Act of 1934, as amended and "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, or (ii) cause any director who is not a non-employee or outside director to abstain from any action by the Committee related to granting Benefits to executive officers of the Company. The Board of Directors may also appoint one or more separate committees of the Board of Directors who may administer the Plan with respect to employees who are not executive officers of the Company.

        4. Effective Date and Termination of Plan. Subject to shareholder approval, the effective date of the Plan is May 20, 1997. The Plan shall terminate when all shares of stock subject to Benefits granted under the Plan shall have been acquired or on May 19, 2007, whichever is earlier, or at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations arising under Benefits granted under the Plan and then in effect.

        5. Shares Subject to the Plan. The Common Stock subject to Benefits authorized to be granted under the Plan shall consist of 18,000,000 shares of Common Stock, no par value, or the number and kind of shares of Common Stock or other securities which shall be substituted or adjusted for such shares as provided in Section 8. All or any shares of Common Stock subject to Benefits which for any reason terminate may again be made subject to Benefits under the Plan.

        6. Grant, Terms and Conditions of Options. The Committee may grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended and non-qualified stock options at any time and from time to time prior to the termination of the Plan to those employees of the Company or any parent or subsidiary of the Company who, in the

Committee's judgment, are largely responsible through their judgment, interest, ability and special efforts for the successful conduct of the Company's operations. However, no participant shall be granted options in any year to purchase more than 400,000 shares of Common Stock as adjusted as provided in
Section 9.

               No participant shall have any rights as a shareholder of the Company with respect to any Common Stock underlying any option granted hereunder until those shares have been issued. Each option shall be evidenced by a written stock option agreement which will expressly identify the option as an incentive stock option or as a non-qualified stock option. Furthermore, the grant of an incentive option pursuant to the Plan shall in no way be construed as an alternative to the right of an optionee to purchase stock pursuant to any present or future grant of a non-qualified option under any of the Company's current or future stock option plans. Options granted pursuant to the Plan need not be identical but each option is subject to the terms of the Plan and is subject to the following terms and conditions:

                6.1 Price. The exercise price of each option granted under the Plan shall be at least equal to the fair market value of the Common Stock on the date of grant, as determined by the Committee. The exercise price may be paid as determined by the Committee.

                6.2 Duration and Exercise or Termination of Option. Each option granted under the Plan shall be exercisable in such manner and at such times as the Committee shall determine. Each option granted must expire within a period of ten (10) years from the grant date.

                6.3 Transferability of Options. Each option shall be transferable only by will or the laws of descent and distribution except and unless the option provides for additional rights to transfer.

                6.4 Other Terms and Conditions. Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate. No option, however, shall be repriced, and nothing contained in the Plan shall confer upon any participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate his or her employment or service at any time.

        7. Grant, Terms and Conditions of Restricted Common Stock. The Committee may grant shares of Common Stock with such restrictions, terms and conditions as may be determined in the sole discretion of the Committee; provided, however, that if the only restriction attached to the grant is vesting based on the lapse of time, the minimum period for full vesting of the grant shall be three years. Grants of shares of restricted Common Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law. Shares of restricted Common Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but may be subject to forfeiture until provided otherwise in the applicable restricted stock agreement. Each certificate representing shares of restricted Common Stock shall bear a legend referring to the risk of forfeiture of the shares and stating that such shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of restricted stock from the date of grant. No participant shall be granted more than 400,000 shares of restricted Common Stock in any year, as adjusted as provided in Section 9.

        8. Grant, Terms and Conditions of Performance Share Units. The Committee may grant performance share units which shall entitle the participant to shares of Common Stock or cash in lieu thereof (the "Performance Shares") upon the achievement of such performance goals as may be established by the Committee at the time of grant based on any one or combination of the following performance criteria: (a) achievement of a specified percentage increase or quantitative level in the Company's shareholder return as compared to the S&P Retail Store Composite or other comparator group, (b) achievement of a specified percentage increase or quantitative level in the trading price of the Company's Common Stock, (c) achievement of a specified percentage increase or quantitative level in the results of operations, such as sales, earnings, cash flow, economic profit or return on investment (including return on equity, return on capital employed or return on assets) of the Company or of a subsidiary or division or other segment of the Company for which the participant has responsibilities, (d) achievement of a specified percentage increase or quantitative level in the other financial results, such as profit margins, expense reduction or asset management goals of the Company or of a subsidiary or division or other segment of the Company for which the participant has responsibilities, or (e) achievement of a specified percentage increase or quantitative level in the internal or external market share of a product or line of products. At such time as it is certified by the Committee that the performance goals established by the Committee have been attained or otherwise satisfied, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the participant, or both.

        If the participant's employment with the Company or any parent or subsidiary of the Company, as the case may be, is terminated before the end of the period of time, designated by the Committee, over which Performance Shares may be earned (a "Performance Cycle") for any reason other than retirement, disability, or death, the participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a participant's employment is terminated before the end of a Performance Cycle by reason of retirement, disability, or death, the participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle. No participant shall be granted Performance Shares for more than 400,000 shares of Common Stock in any year, as adjusted as provided in Section 9.

        9. Adjustment Upon Changes in Capitalization/Change in Control. The number and kind of shares of Common Stock subject to Benefits under the Plan shall be appropriately adjusted along with a corresponding adjustment in the option exercise price, if applicable, to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished. An appropriate adjustment shall also be made with respect to the aggregate number and kind of shares available for grant under the Plan. If the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets or shares by means of a sale, a reorganization, a liquidation, or otherwise, all options shall become immediately exercisable with respect to the full number of shares subject to those options, all restrictions on any shares of restricted stock granted under the Plan shall be immediately removed and all Performance Shares shall be earned as if the applicable performance goals had been attained or otherwise satisfied.

        10. Withholding. To the extent required by applicable federal, state, local or foreign law, a participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise pursuant to Benefits granted under the Plan. The Company shall not be required to issue shares until such obligations are satisfied. The Committee may (but shall not be required to) permit these obligations to be satisfied by having the Company withhold a portion of the shares of stock that otherwise would be issued to the participant or by delivering shares previously owned by the participant.

        11. Amendment and Termination. The Board of Directors may amend or terminate the Plan as desired, without further action by the Company's shareholders, except to the extent required by applicable law.

* NOTE: As restated to reflect a two-for-one stock split of the Company's common stock declared on May 19, 1998 in the form of a share dividend, payable on June 30, 1998 to all shareholders of record on June 8, 1998.

PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 NORDSTROM, INC.
                1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1742

         By signing this Proxy, the Shareholder appoints D. Wayne Gittinger and
N. Claire Stack, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 16, 2000, at 11:00 a.m., Pacific Daylight Time, at the Westin Hotel, Grand Ballroom, 1900 Fifth Avenue, Seattle, Washington, 98101, and any adjournment thereof, with all power the Shareholder would possess if personally present.

         This Proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this Proxy will be voted for proposals 1, 2, 3, and 4, and against proposal 5, and will be voted in accordance with the discretion of the proxies upon all other matters that may come before the meeting or any adjournment thereof.

--------------------------------------------------------------------------------
Please mark, date, sign, and return this proxy card promptly using the enclosed postage-paid envelope.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



DIRECT DEPOSIT OF DIVIDEND

Nordstrom is pleased to offer its Shareholders of record the ability to have quarterly dividends electronically deposited. This service is provided at no cost to you and enables you to have your dividends deposited in an account at the financial institution of your choice.

The advantages of having your dividend payment electronically deposited include: the availability of funds, the elimination of a trip to the bank, and no possibility of a stolen or lost check.

If you wish to take advantage of this service, then please contact ChaseMellon Shareholder Services at 1-800-318-7045.



NORDSTROM

PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 NORDSTROM, INC.
                1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1742

         By signing this Proxy, the Shareholder appoints D. Wayne Gittinger and
N. Claire Stack, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 16, 2000, at 11:00 a.m., Pacific Daylight Time, at the Westin Hotel, Grand Ballroom, 1900 Fifth Avenue, Seattle, Washington, 98101, and any adjournment thereof, with all power the Shareholder would possess if personally present.

         This Proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this Proxy will be voted for proposals 1, 2, 3, and 4, and against proposal 5, and will be voted in accordance with the discretion of the proxies upon all other matters that may come before the meeting or any adjournment thereof.

--------------------------------------------------------------------------------
Please mark, date, sign, and return this proxy card promptly using the enclosed postage-paid envelope.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



DEAR PLAN PARTICIPANT:

Since you have a portion of your Nordstrom 401(k) account in the Nordstrom Stock Fund, you have the right to vote the shares of Nordstrom stock held for your account. This same proxy and voting information is furnished to all Nordstrom Shareholders.

The Trustee of the Nordstrom Profit Sharing Retirement Trust (Wells Fargo Bank), which holds the stock on your behalf, will receive your signed proxy and instructions, as well as those made by other participants, and cast the resulting vote on behalf of the Fund. YOUR VOTE WILL BE KEPT IN STRICT CONFIDENCE BY THE TRUSTEE.

YOUR VOTE IS IMPORTANT. Please return only this proxy card in the enclosed envelope. Do not combine it with any other proxy cards you may receive as they may be tabulated by a different system. You must execute and return this proxy card if you wish to vote these shares.


NORDSTROM

                                                             Please mark     /X/
                                                             your votes as
                                                             indicated in
                                                             this example

                                         FOR all nominees          WITHHOLD
                                     (except as indicated to   AUTHORITY to vote
                                       the contrary below)     for all nominees


PROPOSAL 1 - ELECTION OF DIRECTORS            / /                     / /


D. W. Gittinger; E. Hernandez, Jr.; A. D. McLaughlin;
J. A. McMillan; B. A. Nordstrom; J. N. Nordstrom;
A. E. Osborne, Jr.; W. D. Ruckelshaus; J. J. Whitacre;
B. G. Willison

To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

_______________________________________


                                                         FOR   AGAINST   ABSTAIN

PROPOSAL 2 - APPROVAL OF THE COMPANY'S                   / /     / /       / /
EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3 - APPROVAL OF AMENDMENT TO                    / /     / /       / /
THE COMPANY'S 1997 EMPLOYEE STOCK
OPTION PLAN

PROPOSAL 4 - RATIFICATION OF APPOINTMENT                 / /     / /       / /
OF AUDITORS

PROPOSAL 5 - SHAREHOLDER PROPOSAL                        / /     / /       / /
RELATING TO VENDOR STANDARDS
COMPLIANCE MECHANISMS

                  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. The Board of Directors at present knows of no other matters to be brought before the meeting.


Signature(s)_____________________________________Dated_____________________,2000

PLEASE SIGN AS YOUR NAME APPEARS ON THIS PROXY. Joint signers should each sign. Trustees, Guardians, Personal and other Representatives, please indicate your full title.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


EXPERIENCE NORDSTROM ONLINE

At Nordstrom, we want to ensure that customers find shopping with us as convenient and rewarding as possible. This is the very reason we created www.nordstrom.com.

At NORDSTROM.com, you can log on and we will help connect you with the fashion that's just right for you. You can order merchandise, learn about our Company history, and review important shareholder information such as news releases, daily stock quotes -- even the complete content of our annual report -- all from the comfort of your home or office. The bottom line is, we want to be where our customers want us to be.

Have you had a chance to register at our site yet? Let us keep you posted on all promotions, events, and sales. Of course, we value and welcome your feedback. If you have any comments regarding our web site, we encourage you to email us at contact@nordstrom.com, or if you are visiting our site click on the 'contact us' section and submit your comments.


NORDSTROM